EXHIBIT 4.6

Execution Version

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT is dated as of June 19, 2014, and entered into by and between ROYAL BANK OF CANADA (Royal Bank of Canada, together with any Person who may from time to time be appointed as administrative agent or collateral agent for the First Lien Secured Parties, the “First Lien Collateral Agent”) and U.S. BANK NATIONAL ASSOCIATION, in its capacity as Collateral Agent (as defined below) for the Second Lien Note Holders (as defined below) including its successors and assigns from time to time (in such capacity, together with its successors and assigns, the “Second Lien Collateral Agent”). Capitalized terms used herein but not otherwise defined herein have the meanings set forth in Section 1 below.

RECITALS

WHEREAS, LMI AEROSPACE, INC. (the “Company”), the Guarantors (as defined below) and Royal Bank of Canada, in its capacity as First Lien Collateral Agent, have entered into that certain Credit Agreement, dated as of the date hereof, providing for a $90,000,000 revolving credit facility (as amended, restated, supplemented, renewed, replaced or otherwise modified from time to time, the “Initial First Lien Credit Agreement”);

WHEREAS, the Company, as issuer, the guarantors party thereto and U.S. Bank National Association, in its capacity as trustee (in such capacity, together with its successors and assigns, the “Trustee”) and U.S. Bank National Association, as Second Lien Collateral Agent, have entered into that certain Indenture dated as of the date hereof (as amended, restated, supplemented, modified or otherwise modified from time to time, the “Indenture”), pursuant to which the Company has issued $250.0 million of 7.375% Second-Priority Senior Secured Notes due 2019 (the “Notes”). In connection therewith the Company has entered into a Second Lien Collateral Agreement dated as of June 19, 2014 between the grantors listed therein and U.S. Bank National Association, as Second Lien Collateral Agent;

WHEREAS, the obligations of the Credit Parties under the First Lien Credit Agreement and certain other obligations of the Credit Parties will be secured by substantially all of the personal property assets of the Company and certain Subsidiaries (such Subsidiaries and any future Subsidiaries of the Company providing a guaranty thereof, the “Guarantors”), respectively, pursuant to the terms of the First Lien Security Documents;

WHEREAS, the obligations of the Credit Parties under the Second Lien Documents will be secured by substantially all of the personal property assets of the Company and the Guarantors, respectively, pursuant to the terms of the Second Lien Documents;

WHEREAS, the First Lien Loan Documents and the Second Lien Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and

WHEREAS, in order to induce the First Lien Collateral Agent and the First Lien Secured Parties to consent to the Credit Parties incurring the Second Lien Obligations and to induce the First Lien Secured Parties to extend credit and other financial accommodations and lend monies to or for the benefit of the Company, or any other Credit Party, the Second Lien Collateral Agent on behalf of the Second Lien Secured Parties has agreed to the subordination (including the intercreditor and other) provisions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.	Definitions.

1.1 Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Agreement” means this Agreement, as amended, restated, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Management Obligations” means Indebtedness in respect of any of the following to the extent not constituting a line of credit: (i) cash management or related services, including, without limitation, treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e- payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system), (ii) credit cards, (iii) credit card processing services, (iv) debit cards, (v) stored value cards, (vi) purchase cards and (vii) other cash management arrangements or agreements to provide for such services, in each case that are secured (or purported to be secured) by any collateral under the First Lien Security Documents.

“Collateral” means any and all assets of any Credit Party, whether real or personal, tangible or intangible, on which Liens are or are purported to be granted pursuant to the First Lien Security Documents and the Second Lien Documents, constituting both First Lien Collateral and Second Lien Collateral.

“Credit Parties” means the collective reference to the Company and each of the Guarantors that have executed and delivered, or may from time to time hereafter execute and deliver, a First Lien Loan Document or a Second Lien Document.

“DIP Financing” has the meaning set forth in Section 6.1 hereof.

“Discharge of First Lien Obligations” means, except to the extent otherwise provided in Section 5.6 hereof, (1) payment in full in cash of the principal of and interest (including Post-Petition Interest) on all Indebtedness outstanding under the First Lien Loan Documents to the extent constituting First Lien Obligations, (2) payment in full in cash of all Hedging Obligations, Cash Management Obligations and other bank product obligations constituting First Lien Obligations or the cash collateralization of all such obligations on terms satisfactory to each applicable counterparty and the expiration or termination of all outstanding transactions with respect to all such obligations relating thereto, (3) payment in full in cash of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time), (4) termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations and (5) termination or cash collateralization in an amount and manner reasonably satisfactory to the First Lien Collateral Agent, but in no event greater than 105% of the aggregate undrawn face amount of all letters of credit issued under the First Lien Loan Documents and constituting First Lien Obligations.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Enforcement Action” means any action to:

(1)	foreclose, execute, levy, or collect on, take possession or control of (other than taking “possession” for the sole purpose of perfecting a Lien on Collateral), sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral under the First Lien Loan Documents or the Second Lien Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(2)	solicit bids from third Persons, approve bid procedures for any proposed disposition of Collateral, conduct the liquidation or disposition of Collateral or engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Collateral;

(3)	receive a transfer of Collateral in satisfaction of Indebtedness or any other obligation secured thereby;

(4)	otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the First Lien Loan Documents or Second Lien Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in clauses (1) through (5) of this definition, and exercising voting rights in respect of Equity Interests comprising Collateral); or

(5)	effect the disposition of Collateral by the Company or any Guarantor after the occurrence and during the continuation of an “event of default” under the First Lien Loan Documents or the Second Lien Documents with the consent of the First Lien Collateral Agent or the Second Lien Collateral Agent, as applicable, provided that (i) for the purposes hereof and notwithstanding the foregoing, the notification of account debtors to make payments to the First Lien Collateral Agent or other First Lien Secured Parties and any direction of funds in deposit or securities accounts only shall constitute an Enforcement Action if and only if such action is coupled with an action to take possession of all or a material portion of the Collateral or the commencement of any legal proceedings or actions against or with respect to the Company or any Credit Party or all or a material portion of the Collateral and (ii) an Enforcement Action will not be deemed to include the commencement of, or joinder in filing of a petition for commencement of, an Insolvency or Liquidation Proceeding.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Foreign Subsidiary” means, with respect to any Person, (i) any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) any direct or indirect Subsidiary of such Person if substantially all of its assets consist of Equity Interests of one or more direct or indirect Subsidiaries described in clause (i) of this definition or (iii) any Subsidiary of a Subsidiary described in clauses (i) or (ii) of this definition.

“First Lien Collateral” means, collectively, all of the collateral securing (or purporting to secure) the First Lien Obligations and all other property of whatever kind and nature, whether now existing or hereafter acquired, pledged or purported to be pledged as collateral or otherwise subject to a security interest or purported to be subject to a security interest under any First Lien Security Document.

“First Lien Collateral Agent” has the meaning set forth in the preamble hereto or any Person identified as First Lien Collateral Agent in any replacement First Lien Credit Agreement.

“First Lien Credit Agreement” means (i) the Initial First Lien Credit Agreement and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase or Refinance (subject to the limitations set forth herein) in whole or in part the indebtedness and other obligations outstanding under (x) the credit agreement referred to in clause (i) or (y) any subsequent First Lien Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a First Lien Credit Agreement hereunder. Any reference to the First Lien Credit Agreement hereunder shall be deemed a reference to any First Lien Credit Agreement then in existence.

“First Lien Lenders” means the “Lenders” under and as defined in the First Lien Credit Agreement or the analogous term ascribed to the Persons who extend credit to any Credit Parties under any replacement First Lien Credit Agreement.

“First Lien Loan Documents” means the First Lien Credit Agreement and the other Loan Documents (as defined in the Initial First Lien Credit Agreement or the analogous term ascribed to the relevant documentation entered into in connection with any replacement First Lien Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any First Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any First Lien Obligations, including any intercreditor or joinder agreement among holders of First Lien Obligations, as each may be modified from time to time.

“First Lien Loans” means “Loans” under and as defined in the Initial First Lien Credit Agreement or the analogous term ascribed to the extension of credit under any replacement First Lien Credit Agreement.

“First Lien Obligations” means (a) all obligations of the Company and the Guarantors from time to time arising under or in respect of the due and punctual payment of (a) the principal of and premium, if any, and interest (including any Post-Petition Interest) on the loans made pursuant to and under the First Lien Credit Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made by the Company and the Guarantors under the Credit Agreement in respect of any letter of credit, when and as due, including payments in respect of Reimbursement Obligations (as defined in the First Lien Credit Agreement), interest thereon (including any Post-Petition Interest) and obligations to provide cash collateral and (c) all other monetary obligations and liabilities of any kind, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including any Post-Petition Interest) of the Company and the Guarantors under the First Lien Loan Documents (including each Hedging Obligation and Cash Management Obligation) and (b) to the extent any payment with respect to any First Lien Obligation (whether by or on behalf of the Company or any Guarantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Second Lien Secured Parties, receiver or similar person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Lien Secured Parties and the Second Lien Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the First Lien Loan Documents are disallowed by order of any court, including, without limitation, by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the First Lien Secured Parties and the Second Lien Secured Parties, be deemed to continue to accrue and be added to the amount to be calculated as the “First Lien Obligations.”

“First Lien Secured Parties” means, at any relevant time, the holders of First Lien Obligations at such time, including without limitation the First Lien Lenders and the agents under the First Lien Credit Agreement, if any.

“First Lien Security Documents” means the Security Documents (as such term (or any similarly defined term) is defined in the First Lien Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing (or purporting to secure) any First Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“Guarantors” has the meaning set forth in the recitals hereto.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (ii) other agreements or arrangements designed to manage interest rates or interest rate risk; and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent: (i) in respect of borrowed money; (ii) evidenced by bonds, notes, debentures or similar instruments; (iii) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, whether or not then due; (iv) representing Capital Lease Obligations; (v) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or (vi) representing net Obligations under any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with generally accepted accounting principles. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Indenture” has the meaning set forth in the recitals hereto.

“Indenture Cap Amount” means the sum of the aggregate principal amount of Notes issued on the date of the Indenture plus the aggregate principal amount of any additional Notes issued after the date of the Indenture that are expressly permitted under the First Lien Credit Agreement and the Indenture.

“Initial First Lien Credit Agreement” has the meaning set forth in the recitals hereto.

“Insolvency or Liquidation Proceeding” means (a) any case commenced by or against the Company or any Guarantor under the Bankruptcy Code or any other Bankruptcy Law, any other action or proceeding for the bankruptcy, reorganization, insolvency, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Company or any Guarantor or any similar case, action or proceeding relative to the Company or any Guarantor or its creditors, as such, in each case whether or not voluntary, (b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, or (c) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any Guarantor are determined and any payment or distribution is or may be made on account of such claims.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.

“Maximum First Lien Indebtedness Amount” means, at any time, the maximum principal or face amount of Indebtedness permitted to be outstanding at such time under Section 4.09(b)(1) of the Indenture as in effect on the date hereof (provided, that the Maximum First Lien Indebtedness Amount shall in no event be decreased unless the Company actually permanently reduces the revolving credit commitments under the First Lien Loan Documents as required by the relevant covenants in the Indenture), or as such amount may be increased from time to time under the Indenture.

“New Agent” has the meaning set forth in Section 5.6 hereof.

“Notes” has the meaning set forth in the recitals hereto.

“Obligations” means any principal, interest (including Post-Petition Interest), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Pay-Over Amount” has the meaning set forth in Section 6.3 hereof.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or any other entity.

“Post-Petition Interest” means interest, fees, expenses and other charges that, pursuant to the First Lien Loan Documents or the Second Lien Documents, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under any Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Pledged Collateral” has the meaning set forth in Section 5.5 hereof.

“Recovery” has the meaning set forth in Section 6.5 hereof.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“SEC” means the United States Securities and Exchange Commission and any successor organization.

“Second Lien Adequate Protection Payments” has the meaning set forth in Section 6.3 hereof.

“Second Lien Collateral” means, collectively, all of the collateral securing (or purporting to secure) the Second Lien Obligations and all other property of whatever kind and nature, whether now existing or hereafter acquired, pledged or purported to be pledged as collateral or otherwise subject to a security interest or purported to be subject to a security interest under any Second Lien Document.

“Second Lien Collateral Agent” has the meaning set forth in the preamble hereto.

“Second Lien Documents” means (i) the Indenture, (ii) any other indenture, note agreement, promissory note, credit agreement, loan agreement or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend or Refinance (subject to the limitations set forth herein and in the First Lien Credit Agreement) in whole or in part the indebtedness and other obligations outstanding under (x) the documents referred to in clause (i) or (y) any subsequent Second Lien Document, unless such agreement or instrument expressly provides that it is not intended to be and is not a Second Lien Document hereunder and (iii) the other Collateral Documents (as defined in the Indenture) and each of the other agreements, documents and instruments providing for or evidencing any Second Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any Second Lien Obligations, as the same may be modified from time to time; provided that any such modification does not increase the principal amount thereof beyond the limit set forth in the First Lien Credit Agreement and is otherwise in accordance with and permitted by the provisions of the First Lien Credit Agreement and this Agreement. Any reference to the Second Lien Documents hereunder shall be deemed a reference to any Second Lien Documents then in existence.

“Second Lien Note Holders” means a collective reference to the holders of the Notes from time to time, as such Notes may be Refinanced from time to time.

“Second Lien Obligations” means (i) all Obligations (including Post-Petition Interest) outstanding under the Second Lien Documents and (ii) notwithstanding the foregoing, if Indebtedness for borrowed money constituting principal outstanding under the Second Lien Documents is in excess of the Indenture Cap Amount, then only that portion of such Indebtedness equal to the Indenture Cap Amount shall be included in Second Lien Obligations and interest with respect to such Indebtedness shall only constitute Second Lien Obligations to the extent related to such Indebtedness included in the Second Lien Obligations.

“Second Lien Secured Parties” means, at any relevant time, the holders of Second Lien Obligations at such time, including without limitation the Second Lien Note Holders and the agents under each of the Second Lien Documents (including the Trustee and the Second Lien Collateral Agent).

“Securities Act” means the Securities Act of 1933, as amended.

“Short Fall” has the meaning set forth in Section 6.3 hereof.

“Standstill Period” shall have the meaning set forth in Section 3.1 hereof.

“Subsidiary” means, with respect to any specified Person, (i) any corporation, association or other business entity of which more than 50% of the total voting stock (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties (except as otherwise specified in this Agreement), including cash, securities, accounts and contract rights.

SECTION 2.	Lien Priorities.

2.1 Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the First Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC, or any applicable law, any invalidity, unenforceability or lack of perfection of any of the First Lien Loan Documents or any Lien securing or purporting to secure any First Lien Obligations, or the Second Lien Documents or anything contained therein or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any Guarantor, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, hereby agrees that: (a) any Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of the First Lien Collateral Agent or any First Lien Secured Parties shall be senior and prior in all respects to any Lien on the Collateral securing any of the Second Lien Obligations; and (b) any Lien on the Collateral now or hereafter held by or on behalf of the Second Lien Collateral Agent, any Second Lien Secured Parties shall be junior and subordinate in all respects to all Liens on the Collateral now or hereafter securing any First Lien Obligations. All Liens on the Collateral securing any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligation of the Company, any other Credit Party or any other Person. The Second Lien Collateral Agent for itself and on behalf of the Second Lien Secured Parties expressly agrees that any Lien purported to be granted on any Collateral as security for the First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes regardless of whether the Lien purported to be granted is found to be improperly granted, improperly perfected, preferential, a fraudulent transfer or conveyance or legally or otherwise deficient in any manner. The subordination of

Liens securing Second Lien Obligations to Liens securing First Lien Obligations affects only the relative priority of those Liens, and does not subordinate the Second Lien Obligations in right of payment to the First Lien Obligations. Nothing in this Agreement will affect the entitlement of any Second Lien Secured Party to receive and retain required payments of interest, principal, and other amounts in respect of any Second Lien Obligations unless the receipt (i) is expressly prohibited by, or results from a Second Lien Secured Party’s breach of, this Agreement or (ii) is the direct or indirect result of the exercise by the Second Lien Collateral Agent or any other Second Lien Secured Party of rights or remedies as a secured creditor (including set-off and recoupment) or enforcement in contravention of this Agreement of any Lien held by any of them.

2.2 Prohibition on Contesting Liens. Each of the Second Lien Collateral Agent, for itself and on behalf of each of the Second Lien Secured Parties, and the First Lien Collateral Agent, for itself and on behalf of each of the First Lien Secured Parties, agrees that it shall not (and hereby waives any right to) directly or indirectly contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity, perfection, extent or enforceability of a Lien held, or purported to be held, by or on behalf of any of the First Lien Secured Parties in the Collateral or by or on behalf of any of the Second Lien Secured Parties in the Collateral, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Collateral Agent or any First Lien Secured Parties to enforce this Agreement, including the priority of the Liens securing the First Lien Obligations as provided in Sections 2.1 and 3.1 hereof. Until the Discharge of First Lien Obligations, neither the Second Lien Collateral Agent nor any other Second Lien Secured Parties will assert (and the Second Lien Collateral Agent and any other Second Lien Secured Parties waives any right to assert) any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

2.3 No New Liens. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any Guarantor, the parties hereto agree that the Company shall not, and shall not permit any Guarantor to, (i) grant or permit any additional Liens on any asset or property to secure any Second Lien Obligations unless it has granted or concurrently grants a Lien on such asset or property to secure the First Lien Obligations, or (ii) grant or permit any additional Liens on any asset to secure any First Lien Obligations unless it has granted or concurrently grants a Lien on such asset to secure the Second Lien Obligations; provided that this provision will not be violated if the Company or any Guarantor takes all appropriate action to grant to the First Lien Collateral Agent or the Second Lien Collateral Agent a Lien and the First Lien Collateral Agent or Second Lien Collateral Agent has not taken any action to perfect such Lien on such property. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Lien Collateral Agent and/or the First Lien Secured Parties, the Second Lien Collateral Agent, on behalf of Second Lien Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 hereof shall nevertheless be subject to Section 4.2 hereof.

2.4 Similar Liens and Agreements. The parties hereto agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical (except that the Second Lien Collateral shall not include the Equity Interests of any Subsidiary of the

Company to the extent that Rule 3-16 of Regulation S-X under the Securities Act requires or would require the filing with the SEC of separate financial statements of such Subsidiary, which financial statements are not then otherwise required to be filed with the SEC but only to the extent such separate financial statements of such Restricted Subsidiary have not been so filed with the SEC). In furtherance of the foregoing and of Section 8.9 hereof, the parties hereto agree, subject to the other provisions of this Agreement:

(a) upon request by the First Lien Collateral Agent or the Second Lien Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Loan Documents and the Second Lien Documents; and

(b) that the documents and agreements creating or evidencing the First Lien Collateral and the Second Lien Collateral shall be in all material respects, subject to certain exceptions, the same forms of documents other than with respect to (i) the first lien and the second lien nature of the obligations thereunder and (ii) the delivery of the Collateral, the security interest in which may be perfected by possession or control by a single person of such Collateral prior to the Discharge of First Lien Obligations.

Notwithstanding the foregoing, (x) to the extent a second lien pledge of the Equity Interests of any Foreign Subsidiary is prohibited or otherwise unenforceable under local law of any jurisdiction outside the United States, the First Lien Loan Documents may include a pledge of such Equity Interests and the Second Lien Documents may not include a pledge of such Equity Interests and, except to the extent held as a bailee or custodian or agent by the First Lien Collateral Agent on behalf of the Second Lien Collateral Agent, the Collateral securing the Second Lien Obligations shall not include the Equity Interests of such Foreign Subsidiary and (y) it is understood by each of the parties hereto that, to the extent that after the date of the Indenture the First Lien Collateral Agent or the Second Lien Collateral Agent obtains a Lien on an asset (of a type that is not included in the types of assets included in the Collateral or is excluded from the Collateral as of the date hereof or which would not constitute Collateral without a grant of a security interest or Lien separate from the First Lien Loan Documents or the Second Lien Documents, as applicable, as in effect immediately prior to obtaining such Lien on such asset) which the other party hereto elects in writing not to obtain after receiving prior written notice thereof, the resulting difference in the scope or extent of perfection with respect to the Collateral resulting therefrom is expressly permitted hereunder.

SECTION 3.	Enforcement.

3.1 Exercise of Remedies.

(a) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Credit Party: (i) the Second Lien Collateral Agent and the other Second Lien Secured Parties (1) will not commence or maintain, or seek to commence or maintain, any Enforcement Action or otherwise exercise any rights or remedies with respect to the Collateral; provided that the Second Lien Collateral Agent may commence an Enforcement Action or otherwise exercise any or all such rights or remedies after the passage of a period of at least 180 days has elapsed since the later of: (x) the date on which the Second Lien Collateral Agent declared the existence of any Event of Default (as defined in the Indenture) and demanded the repayment of all the principal amount of any Second Lien Obligations and (y) the date on which the First Lien Collateral Agent received notice from the Second Lien Collateral Agent of such declaration of an Event of Default (the “Standstill Period”); provided that the Second Lien Collateral Agent shall have given the First Lien Collateral Agent at least 15 days written notice prior to such Enforcement Action, which notice may be given during the pendency of the applicable Standstill Period; provided further that in no event shall the Second Lien Collateral Agent or any other Second Lien Secured Party exercise any rights or remedies with respect to the Collateral if, notwithstanding the expiration of the Standstill Period, the First Lien Collateral Agent or any other First Lien Secured Party shall have commenced and be diligently pursuing an Enforcement Action or other exercise of their rights or remedies (or shall have sought or requested relief or modification of the automatic stay or any other stay in an Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof), in each case, with respect to all or any material portion of the Collateral; (2) will not contest, protest or object to any foreclosure proceeding or action brought by the First Lien Collateral Agent or any other First Lien Secured Party or any other exercise by the First Lien Collateral Agent or any other First Lien Secured Party of any rights and remedies relating to the Collateral under the First Lien Loan Documents or otherwise; (3) subject to their rights under clause (a)(1) above, will not object to the forbearance by the First Lien Collateral Agent or the other First Lien Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral, in each case so long as any proceeds received by the First Lien Collateral Agent in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with the UCC and other applicable law, subject to the relative priorities described in Section 2 hereof; (4) will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Second Lien Obligation pari passu with or senior to, or give any Second Lien Secured Party any preference or priority relative to, the Liens with respect to the First Lien Obligations or the First Lien Secured Parties; and (5) will not institute any suit or other proceeding or assert in any suit, Insolvency or Liquidation Proceeding or other proceeding any claim against the First Lien Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, injunction or otherwise, with respect to, and neither the First Lien Collateral Agent nor any other First Lien Secured Party shall be liable for, any action taken or omitted to be taken by the First Lien Collateral Agent or any other First Lien Secured Party with respect to any Collateral or pursuant to the First Lien Loan Documents and (ii) the First Lien Collateral Agent and the other First Lien Secured Parties shall have the exclusive right to commence and maintain an Enforcement Action or otherwise enforce rights, exercise remedies (including set- off, recoupment and the right to “credit bid” their debt, except that the Second Lien Collateral Agent shall have limited “credit bid” rights as provided below), and rights to make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Second Lien Collateral Agent or any other Second Lien Secured Party; provided that any proceeds received by the First Lien Collateral Agent in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with the UCC and other applicable law, subject to the relative priorities described in Section 2.1.

In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the Collateral, the First Lien Collateral Agent and the other First Lien Secured Parties may enforce the provisions of the First Lien Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with or consent of the Second Lien Collateral Agent or any other Second Lien Secured Party and regardless of whether any such exercise is adverse to the interest of any Second Lien Secured Party. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that, it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off and recoupment) with respect to any Collateral in its capacity as a creditor, unless and until the Discharge of First Lien Obligations has occurred, except as otherwise permitted under Section 3.1(a)(i) hereof to the extent the Second Lien Collateral Agent and the other Second Lien Secured Parties are permitted to retain the proceeds thereof in accordance with this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly permitted by Section 3.1(a) hereof, the sole right of the Second Lien Collateral Agent and the Second Lien Secured Parties with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Second Lien Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred in accordance with the terms of the Second Lien Documents and applicable law.

(c) (i) The Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties, agrees that the Second Lien Collateral Agent and the Second Lien Secured Parties will not take any action that would hinder, delay or interfere with any exercise of remedies under the First Lien Loan Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise, and (ii) the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties, hereby waives any and all rights it or the Second Lien Secured Parties may have as a junior lien creditor or otherwise to object to the manner in which the First Lien Collateral Agent or the First Lien Secured Parties seek to enforce or collect the First Lien Obligations or the Liens granted in any of the Collateral undertaken in accordance with the provisions of this Agreement.

(d) The Second Lien Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second Lien Documents shall be deemed to restrict in any way the rights and remedies of the First Lien Collateral Agent or the First Lien Secured Parties with respect to the Collateral as set forth in this Agreement and the First Lien Loan Documents.

(e) Section 3.1 hereof shall not be construed to in any way limit or impair the right of (i) any First Lien Secured Party or Second Lien Secured Party to bid in cash for or purchase in cash Collateral at any private or judicial foreclosure upon such Collateral initiated by any of them, it being acknowledged and agreed that the Second Lien Secured Parties may not (but the First Lien Secured Parties may) prior to the Discharge of First Lien Obligations credit bid any of their claims and (ii) any Second Lien Secured Party’s right to receive any remaining proceeds of Collateral after the Discharge of First Lien Obligations.

3.2 Cooperation. During a Standstill Period, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that, unless and until the Discharge of First Lien Obligations has occurred, it will not commence, or join with any Person in commencing, any Enforcement Action with respect to any Lien held by it under any Second Lien Document or otherwise.

3.3 Specific Performance. If any Second Lien Secured Party, in contravention of the terms of this Agreement, in any way takes, attempts to or threatens to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fails to take any action required by this Agreement, there shall be an irrebutable presumption and admission by such Second Lien Secured Party that relief against such Second Lien Secured Party by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the First Lien Secured Parties, it being understood and agreed by the Second Lien Collateral Agent, on behalf of itself and each other Second Lien Secured Party, that (i) the First Lien Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Lien Secured Party waives any defense that the Company, the Guarantors and/or the First Lien Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages. Each of the First Lien Collateral Agent and the Second Lien Collateral Agent may demand specific performance of this Agreement. The First Lien Collateral Agent, on behalf of itself and the other First Lien Secured Parties under the First Lien Loan Documents, and the Second Lien Collateral Agent, on behalf of itself and the other Second Lien Secured Parties, irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the First Lien Collateral Agent or the other First Lien Secured Parties or the Second Lien Collateral Agent or the other Second Lien Secured Parties.

SECTION 4.	Payments.

4.1 Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any Guarantor, any Collateral or any proceeds thereof, or sale proceeds received in connection with any Enforcement Action or other exercise of remedies by the First Lien Collateral Agent or the other First Lien Secured Parties, shall be applied: first, by the First Lien Collateral Agent to the First Lien Obligations in such order as specified in the relevant First Lien Loan Documents; second, to the payment by the Second Lien Collateral Agent to the Second Lien Obligations; and third, to the Company or the applicable Guarantor or as otherwise required by applicable law; provided that any non-cash Collateral or non-cash proceeds thereof will be held by the First Lien Collateral Agent as Collateral unless the failure to apply such amounts would be commercially unreasonable. Upon the Discharge of First Lien Obligations, the First Lien Collateral Agent shall deliver to the Second Lien Collateral Agent any Collateral and proceeds thereof and all sale proceeds held by it in the same form as received, with any necessary endorsements to the Second Lien Collateral Agent, or as a court of competent jurisdiction may otherwise direct, to be applied by the Second Lien Collateral Agent to the Second Lien Obligations in such order as specified in the Second Lien Documents.

4.2 Payments Over. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any Guarantor, any Collateral or any proceeds thereof, and all sales proceeds received by the Second Lien Collateral Agent or any other Second Lien Secured Parties in connection with any Enforcement Action or other exercise of any right or remedy relating to the Collateral in contravention of this Agreement in all cases shall be segregated and held in trust and forthwith paid over to the First Lien Collateral Agent for the benefit of itself and the other First Lien Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. So long as the Discharge of First Lien Obligations has not occurred, if in any Insolvency or Liquidation Proceeding the Second Lien Collateral Agent or any other Second Lien Secured Party shall receive any distribution of money or other property in respect of the Collateral or sale proceeds, such money or other property shall be segregated and held in trust and forthwith paid over to the First Lien Collateral Agent for the benefit of itself and the other First Lien Secured Parties in the same form as received, with any necessary endorsements. Any Lien received by the Second Lien Collateral Agent or any other Second Lien Secured Party in respect of any of the Second Lien Obligations in any Insolvency or Liquidation Proceeding shall be subject to the terms of this Agreement. In the event that in any Insolvency or Liquidation Proceeding a determination is made that Liens of the First Lien Collateral Agent or the other First Lien Secured Parties encumbering any Collateral are not enforceable for any reason, then the Second Lien Collateral Agent, on behalf of itself and the other Second Lien Secured Parties, agrees that any distribution or recovery it or any of them may receive with respect to, or allocable to, the value of such Collateral or any proceeds thereof shall, for so long as the Discharge of First Lien Obligations has not occurred, be segregated and held in trust and forthwith paid over to the First Lien Collateral Agent for the benefit of itself and the other First Lien Secured Parties in the same form as received without recourse, representation or warranty (other than a representation of the Second Lien Collateral Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct until such time as the Discharge of First Lien Obligations has occurred.

SECTION 5.	Other Agreements.

5.1 Releases.

(a) If in connection with any Enforcement Action by the First Lien Collateral Agent or any other exercise of the First Lien Collateral Agent’s remedies in respect of the Collateral, in each case, prior to the Discharge of First Lien Obligations, the First Lien Collateral Agent, for itself or on behalf of any of the other First Lien Secured Parties, releases any of its Liens on any part of the Collateral or releases any Guarantor from its obligations under its guarantee of the First Lien Obligations in connection with the sale of all of the Equity Interests of such Guarantor, then the Liens, if any, of the Second Lien Collateral Agent, for itself or for the benefit of itself and the other Second Lien Secured Parties, on such Collateral, and the obligations of such Guarantor under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released. If in connection with any Enforcement Action or other exercise of rights and remedies by the First Lien Collateral Agent, in each case, prior to the Discharge of First Lien Obligations, the Equity Interests of any Person are foreclosed upon or otherwise disposed of and the First Lien Collateral Agent releases its Lien on the property of such Person, then the Liens of the Second Lien Collateral Agent with respect to the property of such Person will be automatically released to the same extent as the Liens of the First Lien Collateral Agent. The Second Lien Collateral Agent, for itself or on behalf of the other Second Lien Secured Parties, promptly shall execute and deliver to the First Lien Collateral Agent such termination statements, releases and other documents as the First Lien Collateral Agent may reasonably request to effectively confirm the foregoing releases.

(b) If in connection with any disposition permitted under the terms of the First Lien Loan Documents and not expressly prohibited under the terms of the Second Lien Documents, the First Lien Collateral Agent, for itself or on behalf of any of the other First Lien Secured Parties, releases any of its Liens on any part of the Collateral, or releases any Guarantor from its obligations under its guarantee of the First Lien Obligations in connection with the sale of all of the Equity Interests of such Guarantor, in each case, other than in connection with, or following, the Discharge of First Lien Obligations then the Liens, if any, of the Second Lien Collateral Agent, for itself or for the benefit of the other Second Lien Secured Parties, on such Collateral, and the obligations of such Guarantor under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released. The Second Lien Collateral Agent, for itself or on behalf of any such other Second Lien Secured Parties, promptly shall execute and deliver to the First Lien Collateral Agent such termination statements, releases and other documents as the First Lien Collateral Agent may reasonably request to effectively confirm such release.

5.2 Insurance; Condemnation. Unless and until the Discharge of First Lien Obligations has occurred, the First Lien Collateral Agent and the other First Lien Secured Parties shall have the sole and exclusive right, subject to the rights of the Company and the other Credit Parties under the First Lien Loan Documents, to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of First Lien Obligations has occurred, and subject to the rights of the Company and the other Credit Parties under the First Lien Loan Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to the Collateral shall be paid to the First Lien Collateral Agent for the benefit of itself and the other First Lien Secured Parties pursuant to the terms of the First Lien Loan Documents (including for purposes of cash collateralization of letters of credit) and thereafter, to the extent no First Lien Obligations are outstanding, and subject to the rights of the Company and the other Credit Parties under the Second Lien Documents, to the Second Lien Collateral Agent for the benefit of itself and the other Second Lien Secured Parties to the extent required under the Second Lien Documents and then, to the extent no Second Lien Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. The Second Lien Collateral Agent agrees to execute any document or instrument requested by the First Lien Collateral Agent to effectuate the foregoing. Until the Discharge of First Lien Obligations has occurred, if the Second Lien Collateral Agent or any other Second Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the First Lien Collateral Agent in accordance with the terms of Section 4.2 hereof.

5.3 Amendments to Documents.

(a) The First Lien Loan Documents may be amended, supplemented or otherwise modified in accordance with their terms and the First Lien Credit Agreement may be refinanced, in each case, without notice to, or the consent of, the Second Lien Collateral Agent or the other Second Lien Secured Parties, all without affecting the lien subordination or other provisions of this Agreement; provided that the holders of such refinancing debt bind themselves in a writing addressed to the Second Lien Collateral Agent to the terms of this Agreement.

(b) Without the prior written consent of the First Lien Collateral Agent, no Second Lien Document may be refinanced, amended, restated, supplemented or otherwise modified or entered into to the extent such refinancing, amendment, restatement, supplement or modification, or the terms of any new Second Lien Document, would (i) increase the then outstanding principal amount of the Notes, in excess of the Indenture Cap Amount; (ii) be prohibited under the First Lien Loan Documents; (iii) increase the obligations of the Company and the Guarantors or to confer any additional material rights of the holders of the Notes (or a representative on their behalf) which would be materially adverse to the First Lien Collateral Agent or any other First Lien Secured Parties; or (iv) add to the Collateral other than as specifically provided herein.

(c) In the event the First Lien Collateral Agent or the other First Lien Secured Parties and the Company or any Guarantor enter into any amendment, waiver or consent in respect of any of the First Lien Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Security Document or changing in any manner the rights of the First Lien Collateral Agent in a manner not otherwise covered by this Agreement, then such amendment, waiver or consent shall apply automatically to any comparable provision of a comparable Second Lien Document without the consent of the Second Lien Collateral Agent or the other Second Lien Secured Parties and without any action by the Second Lien Collateral Agent, the Company or any Guarantor, provided that (i) no such amendment, waiver or consent shall have the effect of: (A) removing assets subject to the Lien of the Second Lien Documents, except to the extent that a release of such Lien is permitted or required by this Agreement and provided that there is a corresponding release of the Liens securing the First Lien Obligations, (B) imposing duties on the Second Lien Collateral Agent without its consent, (C) permitting other Liens on the Collateral not permitted under the terms of this Agreement or the other Second Lien Documents; or (D) being prejudicial to the interests of the Second Lien Secured Parties to a greater extent than the First Lien Secured Parties (other than by virtue of their relative priority and the rights and obligations hereunder);

and (ii) notice of such amendment, waiver or consent shall have been given to the Second Lien Collateral Agent within ten Business Days after the effective date of such amendment, waiver or consent.

(d) The Second Lien Collateral Agent, on behalf of the Second Lien Secured Parties, and the Company each agree that each Second Lien Document shall include the following language (or language to similar effect approved by the First Lien Collateral Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Second Lien Collateral Agent pursuant to, or securing obligations under, this Agreement and the exercise of any right or remedy by the Second Lien Collateral Agent hereunder or thereunder are subject to the provisions of the Intercreditor Agreement, dated as of June 19, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among LMI Aerospace, Inc., Royal Bank of Canada, U.S. Bank National Association, as Second Lien Collateral Agent and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

5.4 Rights As Unsecured Creditors. Except as otherwise set forth in Section 2.1, Section 2.2, Section 3.1 and Section 6 hereof, the Second Lien Collateral Agent and the Second Lien Secured Parties may exercise rights and remedies as unsecured creditors against any Credit Party in accordance with the terms of the Second Lien Documents and applicable law. For purposes hereof, the rights and remedies of an unsecured creditor do not include a creditor which holds a judgment lien, and any acceptance of a judgment lien shall constitute an Enforcement Action for purposes of the provisions of this Agreement. Except as otherwise set forth in Section 2.1, Section 2.2, Section 3.1 and Section 6 hereof, but subject to the terms of the First Lien Credit Agreement, nothing in this Agreement shall prohibit the receipt by the Second Lien Collateral Agent or any Second Lien Secured Party of the required payments of interest and principal so long as such receipt is not the direct or indirect result of the exercise by the Second Lien Collateral Agent or any Second Lien Secured Party of rights or remedies as a secured creditor (including setoff) or enforcement in contravention of this Agreement of any Lien held by any of them and such receipt is not proceeds of any Collateral. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First Lien Collateral Agent or the First Lien Secured Party may have with respect to the Collateral.

5.5 Bailee for Perfection.

(a) The First Lien Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees), to the extent that possession thereof is taken to perfect a Lien thereon under the Uniform Commercial Code (such Collateral being the “Pledged Collateral”) for the benefit of and on behalf of the First Lien Secured Parties, and as bailee and as a non-fiduciary representative for the Second Lien Collateral Agent and the Second Lien Secured Parties and any permitted assignee solely for the purpose of perfecting the security interest granted under the First Lien Loan Documents and the Second Lien Documents, subject to the terms and conditions of this Section 5.5.

(b) Subject to the terms of this Agreement, until the Discharge of First Lien Obligations has occurred, the First Lien Collateral Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First Lien Loan Documents as if the Liens of the Second Lien Collateral Agent under the Second Lien Documents did not exist. The rights of the Second Lien Collateral Agent shall at all times be subject to the terms of this Agreement and to the First Lien Collateral Agent’s rights under the First Lien Loan Documents.

(c) The First Lien Collateral Agent shall have no obligation whatsoever to the First Lien Secured Parties and the Second Lien Collateral Agent or any Second Lien Secured Party to ensure that the Pledged Collateral is genuine or owned by any of the Credit Parties or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5. The duties or responsibilities of the First Lien Collateral Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral for the benefit of and on behalf of the First Lien Secured Parties and the Second Lien Collateral Agent and any permitted assignee in accordance with this Section 5.5.

(d) The First Lien Collateral Agent acting pursuant to this Section 5.5 shall not have by reason of the First Lien Security Documents, the Second Lien Documents, this Agreement or any other document or theory a fiduciary relationship in respect of the First Lien Secured Parties, the Second Lien Collateral Agent or any Second Lien Secured Party, and the First Lien Collateral Agent shall not have any liability to any Second Lien Secured Party in connection with its holding the Pledged Collateral or any other Collateral, other than for its gross negligence or willful misconduct as determined by a final, non-appealable order of a court of competent jurisdiction.

(e) Upon the Discharge of First Lien Obligations, the First Lien Collateral Agent shall without recourse or warranty transfer possession of the remaining Pledged Collateral (if any), first, to the Second Lien Collateral Agent to the extent Second Lien Obligations remain outstanding, and second, to the Company or any other Person entitled thereto to the extent no First Lien Obligations or Second Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Pledged Collateral, but in each case except to the extent a court of competent jurisdiction may otherwise direct). The First Lien Collateral Agent further agrees to take, at the sole cost and expense of the Credit Parties, all other action reasonably requested by such Person in connection with such Person obtaining a first-priority interest in the Collateral. Notwithstanding the first in time filing of the First Lien Collateral Agent’s Liens upon the Pledged Collateral and notwithstanding anything in Section 7.3 hereof to the contrary, after the Discharge of First Lien Obligations the First Lien Collateral Agent agrees that the Second Lien Collateral Agent’s Liens upon the Pledged Collateral shall rank pari passu with the First Lien Collateral Agent’s Liens on the Pledged Collateral to the extent the First Lien Collateral Agent’s Liens remain in effect to secure any First Lien Obligations still in effect after the Discharge of First Lien Obligations. After the Discharge of First Lien Obligations, subject to Section 5.6 hereof, any remaining First Lien Obligations shall not be entitled to any benefits under this Agreement other than the right to be secured on a pari passu basis with the Second Lien Obligations on terms no more disadvantageous than those of any other Second Lien Obligations.

5.6 When Discharge of First Lien Obligations Deemed to Not Have Occurred. If at any time in connection with the Discharge of First Lien Obligations the Company enters into any Refinancing of any First Lien Loan Document evidencing a First Lien Obligation, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, the First Lien Loan Documents and the Second Lien Documents, and the obligations under such Refinancing shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, the related documents shall be treated as First Lien Loan Documents for all purposes of this Agreement and the first lien Collateral Agent under such Refinanced First Lien Loan Documents shall be a First Lien Collateral Agent for all purposes of this Agreement. Upon receipt of a notice stating that the Company has entered into a new First Lien Loan Document (which notice shall include the identity of the new collateral agent, such agent, the “New Agent”), the Second Lien Collateral Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New Agent shall reasonably request in order to confirm to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Agent the Pledged Collateral together with any necessary endorsements (or otherwise allow the New Agent to obtain control of such Pledged Collateral). If the new First Lien Obligations under the new First Lien Loan Documents are secured by assets of the Credit Parties of the type constituting Collateral that do not also secure the Second Lien Obligations, then the Second Lien Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the Second Lien Documents.

SECTION 6.	Insolvency or Liquidation Proceedings.

6.1 Finance and Sale Issues.

(a) Until the Discharge of First Lien Obligations has occurred, if the Company or any other Credit Party shall be subject to any Insolvency or Liquidation Proceeding and the First Lien Collateral Agent shall desire to permit the use of cash collateral on which the First Lien Collateral Agent or any other First Lien Secured Party has a Lien or to permit the Company or any other Credit Party to obtain financing (whether from one or more First Lien Secured Parties, or any other Person) under Section 364 of Title 11 of the United States Code or any similar Bankruptcy Law (each, a “DIP Financing”), then the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that it will raise no objection to or contest (or join with or support any third party in objecting or contesting), and each Second Lien Secured Party shall be deemed to have consented to, such cash collateral use or DIP Financing (including any proposed orders for such cash collateral use and/or DIP Financing which are acceptable to the First Lien Collateral Agent), and to the extent the Liens securing the First Lien Obligations are subordinated to or pari passu with such DIP Financing, the Second Lien Collateral Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all Second Lien Obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the First Lien Collateral Agent or to the extent by this Agreement); provided that the aggregate principal amount of the DIP Financing plus the aggregate outstanding principal amount of First Lien Obligations constituting principal of Indebtedness for borrowed money (excluding all accrued and unpaid interest, fees, indemnity payment and expenses, all Hedging Obligations, and all Cash Management Obligations and other bank product obligations) plus the aggregate face amount of any letters of credit issued and not reimbursed under the First Lien Credit Agreement does not exceed the sum of (a) the Maximum First Lien Indebtedness Amount plus (b) $10.0 million. The Second Lien Collateral Agent, on behalf of itself and the other Second Lien Secured Parties, agrees that it will not provide or seek (or support any other Person that is not a First Lien Secured Party seeking) to provide DIP Financing to the Company or any Guarantor so long as the First Lien Collateral Agent or any other First Lien Secured Party shall desire to provide such DIP Financing; provided, however, that in the event that no First Lien Secured Party desires to provide a DIP Financing, the First Lien Collateral Agent, on behalf of itself and the other First Lien Secured Party, reserves the right to object to the provision of any DIP Financing by any Second Lien Secured Party.

(b) The Second Lien Collateral Agent, on behalf of itself and the other Second Lien Secured Parties, agrees that it will not seek consultation rights in connection with, and it will raise no objection or oppose, a motion to dispose of Collateral under Section 363 of Title 11 of the United States Code or any similar Bankruptcy Law if the requisite First Lien Secured Parties have consented to such disposition. The Second Lien Collateral Agent, on behalf of itself and the other Second Lien Secured Parties, further agrees that it will not directly or indirectly oppose or impede entry of any order in connection with such disposition, including orders to retain professionals or set bid procedures in connection with such sale, liquidation or disposition if the requisite First Lien Secured Parties have consented to such (i) retention of professionals and bid procedures in connection with such sale, liquidation or disposition of such assets and (ii) the disposition of such assets, in which event the Second Lien Secured Parties will be deemed to have consented to the disposition of Collateral pursuant to Section 363(f) of the Bankruptcy Code and such motion does not impair the rights of the Second Lien Secured Parties under Section 363(k) of Title 11 of the United States Code; provided that (i) the Maximum First Lien Indebtedness Amount shall be reduced by an amount equal to the net cash proceeds of such sale or other disposition which are used to pay the principal of loans or face amount of letters of credit constituting First Lien Obligations under the First Lien Credit Agreement and (ii) any proceeds in excess of those necessary for the Discharge of First Lien Obligations shall be applied in accordance with this Agreement and applicable law.

6.2 Relief from the Automatic Stay. Until the Discharge of First Lien Obligations has occurred, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that none of them shall (i) seek (or support any other Person seeking) relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any part of the Collateral or any proceeds thereof without the prior written consent of the First Lien Collateral Agent or (ii) object, or cause or support any other Person’s objection, to any request by the First Lien Collateral Agent or any other First Lien Secured Party for relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any part of the Collateral or any proceeds thereof.

6.3 Adequate Protection.

(a) The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that none of them shall contest (or support any other Person contesting) (a) any request by the First Lien Collateral Agent or the First Lien Secured Parties for adequate protection under any Bankruptcy Law or (b) any objection by the First Lien Collateral Agent or the First Lien Secured Parties to any motion, relief, action or proceeding based on the First Lien Collateral Agent or the First Lien Secured Parties claiming a lack of adequate protection. Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding, (i) if the First Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any use of cash collateral or DIP Financing, then the Second Lien Collateral Agent, on behalf of itself or any of the other Second Lien Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations and such use of cash collateral or DIP Financing (and all Second Lien Obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement; and (ii) the Second Lien Collateral Agent and the other Second Lien Secured Parties shall only be permitted to seek adequate protection with respect to their respective rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the First Lien Obligations, the First Lien Collateral Agent, on behalf of itself and the other First Lien Secured Parties, is also granted a senior Lien on such additional collateral; (B) replacement Liens on the Collateral; provided that as adequate protection for the First Lien Obligations, the First Lien Collateral Agent, on behalf of itself and the other First Lien Secured Parties, is also granted senior replacement Liens on the Collateral; and (C) an administrative expense claim; provided that as adequate protection for the First Lien Obligations, the First Lien Collateral Agent, on behalf of itself and the other First Lien Secured Parties, is also granted an administrative expense claim which is senior and prior to the administrative expense claim of the Second Lien Collateral Agent and the other Second Lien Secured Parties. If any Second Lien Secured Party receives Post-Petition Interest and/or adequate protection payments in an Insolvency or Liquidation Proceeding (“Second Lien Adequate Protection Payments”), and the First Lien Secured Parties do not receive payment in full in cash of all First Lien Obligations upon the effectiveness of the plan of reorganization for, or conclusion of, that Insolvency or Liquidation Proceeding, then, each Second Lien Secured Parties shall pay over to the First Lien Secured Parties an amount (the “Pay-Over Amount”) equal to the lesser of (i) the Second Lien

Adequate Protection Payments received by such Second Lien Secured Parties and (ii) the amount of the short-fall (the “Short Fall”) in payment in full in cash of the First Lien Obligations; provided that to the extent any portion of the Short Fall represents payments received by the First Lien Secured Parties in the form of promissory notes, equity or other property, equal in value to the cash paid in respect of the Pay-Over Amount, the First Lien Secured Parties shall, upon receipt of the Pay-Over Amount, transfer those promissory notes, equity or other property, pro rata, equal in value to the cash paid in respect of the Pay-Over Amount to the applicable Second Lien Secured Parties in exchange for the Pay-Over Amount. The First Lien Secured Parties shall not be deemed to have consented to, and expressly retain their rights to object to, the grant of adequate protection in the form of cash payments to the Second Lien Secured Parties.

(b) Notwithstanding anything in this Section 6.3 to the contrary, the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that notice of a hearing to approve DIP Financing or use of cash collateral on an interim basis shall be adequate if delivered to the Second Lien Collateral Agent at least two (2) Business Days in advance of such hearing and that notice of a hearing to approve DIP Financing or use of cash collateral on a final basis shall be adequate if delivered to the Second Lien Collateral Agent at least fifteen (15) days in advance of such hearing.

6.4 No Waiver. Except as expressly set forth in Section 6.3 hereof, nothing contained herein shall prohibit or in any way limit the First Lien Collateral Agent or any First Lien Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Second Lien Collateral Agent or any of the Second Lien Secured Parties, including the seeking by the Second Lien Collateral Agent or any other Second Lien Secured Party of adequate protection (other than adequate protection permitted pursuant to this Agreement) or the asserting by the Second Lien Collateral Agent or any Second Lien Secured Parties of any of its rights and remedies under the Second Lien Documents or otherwise.

6.5 Avoidance Issues. If any First Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Credit Party any amount paid in respect of First Lien Obligations (a “Recovery”), then such First Lien Secured Party shall be entitled to a reinstatement of First Lien Obligations with respect to all such recovered amounts on the date of such Recovery, and from and after the date of such reinstatement, the Discharge of First Lien Obligations shall for all purposes hereunder be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.6 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.7 Post-Petition Interest.

(a) Neither the Second Lien Collateral Agent nor any Second Lien Secured Party shall oppose or seek to challenge any claim by the First Lien Collateral Agent or any First Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of Post-Petition Interest to the extent of the value of any First Lien Secured Party’s Lien, without regard to the existence of the Lien of the Second Lien Collateral Agent on behalf of itself and the other Second Lien Secured Parties on the Collateral. Regardless of whether any such claim for Post-Petition Interest is allowed or allowable, and without limiting the generality of the other provisions of this Agreement, this Agreement is expressly intended to include and does include the “rule of explicitness” in that this Agreement expressly entitles the First Lien Secured Parties, and is intended to provide the First Lien Secured Parties with the right, to receive payment of all post-petition interest, fees and expenses through distributions made pursuant to the provisions of this Agreement event though such interest, fees and expenses are not allowed or allowable against the bankruptcy estate of the Company or any other Credit Party under Section 502(b)(2) or Section 506(b) of the Bankruptcy Code or under any other provision of the Bankruptcy Code or any other insolvency law.

(b) Neither the First Lien Collateral Agent nor any other First Lien Secured Party shall oppose or seek to challenge any claim by the Second Lien Collateral Agent or any Second Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of Post-Petition Interest to the extent of the value of the Lien of the Second Lien Collateral Agent on behalf of itself and the Second Lien Secured Party on the Collateral (after taking into account the value of the First Lien Collateral).

6.8 Waiver. The Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties, waives any claim it may hereafter have against any First Lien Secured Party arising out of the election of any First Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding so long as such actions are not in express contravention of the terms of this Agreement.

6.9 Nature of Obligations; Post-Petition Interest. The Second Lien Collateral Agent, on behalf of the Second Lien Secured Parties, hereby acknowledges and agrees that (i) the Second Lien Secured Parties’ claims against the Credit Parties in respect of the Collateral constitute junior claims separate and apart (and of a different class) from the senior claims of the First Lien Secured Parties against the Credit Parties in respect of the Collateral, (ii) the First Lien Obligations include all interest that accrues after the commencement of any Insolvency or Liquidation Proceeding of any Credit Party at the rate provided for in the applicable First Lien Loan Documents governing the same, whether or not such interest is allowed or allowable in any such Insolvency or Liquidation Proceeding and (iii) this Agreement constitutes a “subordination agreement” under Section 510 of the Bankruptcy Code. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims against the

Credit Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior claims), then the Second Lien Collateral Agent, on behalf of the Second Lien Secured Parties, hereby acknowledges and agrees that all distributions pursuant to Sections 4.1 and 4.2 hereof or otherwise shall be made as if there were separate classes of senior and junior secured claims against the Credit Parties in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Collateral Agent on behalf of the Second Lien Secured Parties), the First Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest at the relevant contract rate (whether or not such interest is not allowed or allowable) in respect of the claims held by the First Lien Secured Parties, with the Second Lien Collateral Agent, on behalf of the Second Lien Secured Parties, hereby acknowledging and agreeing to turn over to the holders of the First Lien Obligations all amounts otherwise received or receivable by them to the extent needed to effectuate the intent of this sentence even if such turnover of amounts has the effect of reducing the amount of the claim of the Second Lien Secured Parties).

6.10 Proofs of Claim. Subject to the limitations set forth in this Agreement, the First Lien Collateral Agent may file proofs of claim and other pleadings and motions with respect to any First Lien Obligations, any Second Lien Obligations or the Collateral in any Insolvency or Liquidation Proceeding. If a proper proof of claim has not been filed in the form required in such Insolvency or Liquidation Proceeding at least ten (10) days prior to the expiration of the time for filing thereof, the First Lien Collateral Agent shall have the right (but not the duty) to file an appropriate claim for and on behalf of the Second Lien Secured Parties with respect to any of the Second Lien Obligations or any of the Collateral. In furtherance of the foregoing, the Second Lien Collateral Agent hereby appoints the First Lien Collateral Agent as its attorney-in-fact, with full authority in the place and stead of the Second Lien Collateral Agent and full power of substitution and in the name of the Second Lien Secured Parties or otherwise, to execute and deliver any document or instrument that the First Lien Collateral Agent is required or permitted to deliver pursuant to this Section 6.10, such appointment being coupled with an interest and irrevocable.

6.11 No Surcharge of Collateral. Neither the Second Lien Collateral Agent nor any other Second Lien Secured Party shall, in an Insolvency or Liquidation Proceeding or otherwise, assert or enforce, at any time when the Discharge of First Lien Obligations has not occurred, any claim under Section 506(c) of the Bankruptcy Code (or otherwise) for costs or expenses of preserving or disposing of any Collateral.

6.12 Right to Credit Bid. Neither the Second Lien Collateral Agent nor any other Second Lien Secured Party shall object to, contest or oppose (or support any other Person in objecting to, contesting or opposing) in any manner the exercise by the First Lien Collateral Agent or any of the other First Lien Secured Parties of the right to “credit bid” pursuant to Section 363(k) of the Bankruptcy Code or other applicable law in respect of the Collateral. Neither the First Lien Collateral Agent nor any other First Lien Secured Party shall object to, contest or oppose (or support any other Person in objecting to, contesting or opposing) in any manner the exercise by the Second Lien Collateral Agent or any other Second Lien Secured Party of the right to “credit bid” pursuant to Section 363(k) of the Bankruptcy Code or other applicable law in respect of the Second Lien Obligations, so long as the cash proceeds of such “credit bid” are otherwise sufficient to cause (and such “credit bid” provides for) the Discharge of First Lien Obligations.

6.13 Plan Treatment. Neither the Second Lien Collateral Agent nor any other Second Lien Secured Party shall seek (or cause or support any other Person to seek) the filing or confirmation of any plan of reorganization or liquidation or similar dispositive plan that does not expressly provide for the Discharge of First Lien Obligations on the plan’s effective date.

SECTION 7.	Reliance; Waivers; Etc.

7.1 Reliance. Other than any reliance on the terms of this Agreement, the First Lien Collateral Agent, on behalf of itself and the First Lien Secured Parties, acknowledges that it and such First Lien Secured Parties have, independently and without reliance on the Second Lien Collateral Agent or any Second Lien Secured Party, and based on documents and information deemed by them appropriate, made their own credit analyses and decisions to enter into such First Lien Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the First Lien Credit Agreement or this Agreement. The Second Lien Collateral Agent, solely on behalf of the Second Lien Note Holders, acknowledges that the Second Lien Note Holders have, independently and without reliance on the First Lien Collateral Agent or any First Lien Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Documents or this Agreement.

7.2 No Warranties or Liability. The First Lien Collateral Agent, on behalf of itself and the First Lien Secured Parties, acknowledges and agrees that each of the Second Lien Collateral Agent and the Second Lien Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Second Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Subject to the limitations appearing herein, the Second Lien Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Second Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, acknowledges and agrees that the First Lien Collateral Agent and the First Lien Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The First Lien Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under their respective First Lien Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Second Lien Collateral Agent and the Second Lien Secured Parties shall have no duty to the First Lien Collateral Agent or any of the First Lien Secured Parties, and the First Lien Collateral Agent and the First Lien Secured Parties shall have no duty to the Second Lien Collateral Agent or any of the Second Lien Secured Parties, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any Guarantor (including the First Lien Loan Documents and the Second Lien Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3 No Waiver of Lien Priorities.

(a) No right of any First Lien Secured Party or the First Lien Collateral Agent to enforce any provision of this Agreement or any First Lien Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Credit Party or by any act or failure to act by any First Lien Secured Party or the First Lien Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Loan Documents or any of the Second Lien Documents, regardless of any knowledge thereof which the First Lien Collateral Agent or any First Lien Secured Parties may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph, the First Lien Secured Parties, the First Lien Collateral Agent and any of them may, at any time and from time to time in accordance with the First Lien Loan Documents and/or applicable law, without the consent of, or notice to, the Second Lien Collateral Agent or any Second Lien Secured Party, without incurring any liabilities to the Second Lien Collateral Agent or any Second Lien Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second Lien Collateral Agent or any Second Lien Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First Lien Obligations or any Lien on any First Lien Collateral or guaranty thereof or any liability of the Company or any other Credit Party, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the amount, tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the First Lien Collateral Agent or any of the First Lien Secured Parties, the First Lien Obligations or any of the First Lien Loan Documents;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of the Company or any other Credit Party to the First Lien Secured Parties or the First Lien Collateral Agent, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any First Lien Obligation or any other liability of the Company or any other Credit Party or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against the Company or any security or any other Credit Party or any other Person, and elect any remedy and otherwise deal freely with the Company, any other Credit Party or any First Lien Collateral and any security and any guarantor or any liability of the Company or any other Credit Party to the First Lien Secured Parties or any liability incurred directly or indirectly in respect thereof.

(c) Subject to the provisions of Section 5.1(a) hereof, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, also agrees that the First Lien Secured Parties and the First Lien Collateral Agent shall have no liability to the Second Lien Collateral Agent or any Second Lien Secured Party, and the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties, hereby waives any claim against any First Lien Secured Party or the First Lien Collateral Agent, arising out of any and all actions which the First Lien Secured Parties or the First Lien Collateral Agent may take or permit or omit to take with respect to: (i) the First Lien Loan Documents, (ii) the collection of the First Lien Obligations or (iii) the foreclosure upon, or sale, liquidation or other disposition of, any First Lien Collateral. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that the First Lien Secured Parties and the First Lien Collateral Agent have no duty to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations or otherwise.

(d) Except as expressly provided in Section 5.1(a), the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4 Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Collateral Agent and the First Lien Secured Parties and the Second Lien Collateral Agent and the Second Lien Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Loan Documents or any Second Lien Documents or the perfection of any liens thereunder;

(b) except as otherwise set forth in the Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Loan Document or any Second Lien Document;

(c) any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Credit Party; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company or any other Credit Party in respect of the First Lien Obligations, or of the Second Lien Collateral Agent or any Second Lien Secured Party in respect of this Agreement.

7.5 Certain Notices.

(a) Promptly upon (or as soon as practicable following) the satisfaction of the conditions set forth in the definition of Discharge of First Lien Obligations, the First Lien Collateral Agent shall deliver written notice confirming the same to the Second Lien Collateral Agent; provided that the failure to give any such notice shall not result in any liability of the First Lien Collateral Agent or the First Lien Secured Parties hereunder or in the modification, alteration, impairment, or waiver of the rights of any party hereunder.

(b) Promptly upon the commencement by the First Lien Collateral Agent of any enforcement action or the exercise of any remedy with respect to any Collateral (including by way of a public or private sale of Collateral), the First Lien Collateral Agent shall notify the Second Lien Collateral Agent of such action; provided that the failure to give any such notice shall not result in any liability of the First Lien Collateral Agent or the First Lien Secured Parties hereunder or in the modification, alteration, impairment, or waiver of the rights of any party hereunder.

SECTION 8.	Miscellaneous.

8.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Loan Documents or the Second Lien Documents, the provisions of this Agreement shall govern and control; provided that, without limiting any of the agreements or commitments set forth herein, nothing in this Section 8.1 shall, as between the Second Lien Agent and the Company, be deemed to waive any rights, protections or indemnities of the First Lien Collateral Agent or the Second Lien Collateral Agent as set forth in the First Lien Loan Documents or the Second Lien Documents, respectively.

8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the First Lien Secured Parties may continue, at any time and without notice to the Second Lien Collateral Agent or any Second Lien Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Credit Party constituting First Lien Obligations in reliance hereon. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to the Company or any other Credit Party shall include the Company or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Company or any other Credit Party (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall continue to be effective, and shall not be revocable by any party hereto until, subject to Section 6.5 hereof, the Discharge of First Lien Obligations.

8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the Second Lien Collateral Agent or the First Lien Collateral Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each of the First Lien Collateral Agent and the Second Lien Collateral Agent (acting pursuant to the consent of the majority in principal amount of the Notes then outstanding) or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.

8.4 Information Concerning the Company and its Subsidiaries. The First Lien Collateral Agent and the First Lien Secured Parties, on the one hand, and the Second Lien Collateral Agent and the Second Lien Secured Parties, on the other hand, shall each be responsible for keeping themselves informed of (i) the financial condition of the Company and its Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (ii) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Collateral Agent and the First Lien Secured Parties shall have no duty to advise the Second Lien Collateral Agent or any Second Lien Secured Party of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the First Lien Collateral Agent or any of the First Lien Secured Parties, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Second Lien Collateral Agent or any Second Lien Secured Parties, it or they shall be under no obligation (w) to make, and the First Lien Collateral Agent and the First Lien Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5 Subrogation. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred.

8.6 Application of Payments. All payments received by the First Lien Collateral Agent or the First Lien Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations provided for in the First Lien Loan Documents. Except as expressly provided in Section 5.3(a) hereof, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, assents to any extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7 SUBMISSION TO JURISDICTION; WAIVERS.

(a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT IN THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF, IN CONNECTION WITH ITS PROPERTIES AND ON BEHALF OF THE RESPECTIVE SECURED PARTIES IT REPRESENTS, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.8; AND (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b) EACH OF THE PARTIES HERETO, ON BEHALF OF THE RESPECTIVE SECURED PARTIES IT REPRESENTS, HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO, ON BEHALF OF THE RESPECTIVE SECURED PARTIES IT REPRESENTS, ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO, ON BEHALF OF THE RESPECTIVE SECURED PARTIES IT REPRESENTS, FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.7(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.8 Notices. All notices to the Second Lien Secured Parties and the First Lien Secured Parties permitted or required under this Agreement and by the Second Lien Secured Parties or the First Lien Secured Parties in respect of any Event of Default (as defined in the Indenture or First Lien Credit Agreement, respectively) shall also be sent to the Second Lien Collateral Agent and the First Lien Collateral Agent, respectively (without the need for such notices to be sent to any other individual First Lien Secured Parties or Second Lien Secured Parties). Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service and upon receipt of electronic mail, facsimile or U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties delivered in accordance herewith.

8.9 Further Assurances. The First Lien Collateral Agent, on behalf of itself and the First Lien Secured Parties, and the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Lien Collateral Agent or the Second Lien Collateral Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.

8.10 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

8.11 Binding on Successors and Assigns. This Agreement shall be binding upon the First Lien Collateral Agent, the First Lien Secured Parties, the Second Lien Collateral Agent, the Second Lien Secured Parties and their respective successors and assigns. If either of the First Lien Collateral Agent or the Second Lien Collateral Agent resigns or is replaced pursuant to the First Lien Credit Agreement or the Second Lien Documents, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all of the rights of and be subject to all of the obligations of this Agreement.

8.12 Specific Performance. Each of the First Lien Collateral Agent and the Second Lien Collateral Agent may demand specific performance of this Agreement. The First Lien Collateral Agent, on behalf of itself and the First Lien Secured Parties, and the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by any First Lien Collateral Agent or the Second Lien Collateral Agent, as the case may be.

8.13 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.14 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile or other electronic means of transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.15 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.16 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of the First Lien Secured Parties and the Second Lien Secured Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

8.17 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties on the one hand and the Second Lien Secured Parties on the other hand. None of the Company, any other Credit Party or any other creditor thereof shall have any rights hereunder. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Credit Party, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

First Lien Collateral Agent
ROYAL BANK OF CANADA, as First Lien Collateral Agent

By:	/s/ Yvonne Brazier
Name: Yvonne Brazier
Title: Manager, Agency

Royal Bank of Canada
RBC Agency Services Group
4th Floor, 20 King Street West
Toronto, Ontario
M5H 1C4
Attention: Manager, Agency Services

[Signature Page to Intercreditor Agreement]

Second Lien Collateral Agent
U.S. Bank National Association, as Second Lien Collateral Agent

By:	/s/ Brian J. Kabbes
	Name:	Brian J. Kabbes
	Title:	Vice President

U.S. Bank National Association One U.S. Bank Plaza, 3rd Floor St. Louis, MO 63103
	Attention:	Brian J. Kabbes
Fax: (314) 418-1225

With a copy to:

Stinson Leonard Street LLP
150 South Fifth Street, Suite 2300
Minneapolis, MN 55402
	Attention:	Adam D. Maier
William P. Laramy
Fax: (612) 335-1657

[Signature Page to Intercreditor Agreement]

The Company and each Guarantor each hereby acknowledge that they have received a copy of the foregoing Intercreditor Agreement (as in effect on the date hereof, the “Initial Intercreditor Agreement”) and agree to recognize all rights granted by the Initial Intercreditor Agreement to the First Lien Collateral Agent, the other First Lien Secured Parties, the Second Lien Collateral Agent, and the other Second Lien Secured Parties, waive the provisions of Section 9-615(a) of the UCC in connection with the application of proceeds of Collateral in accordance with the provisions of the Initial Intercreditor Agreement, and agree that they will not do any act or perform any obligation which is not in accordance with the agreements set forth in the Initial Intercreditor Agreement. The Company and each Guarantor each further acknowledge and agree that they are not an intended beneficiary or third party beneficiary under the Initial Intercreditor Agreement, as amended, restated, supplemented, or otherwise modified hereafter.

Acknowledged and Agreed:

LMI AEROSPACE, INC.

By:	/s/ Clifford C. Stebe
	Name:	Clifford C. Stebe
	Title:	Chief Financial Officer & Secretary

D3 Technologies, Inc.

By:	/s/ Clifford C. Stebe
	Name:	Clifford C. Stebe
	Title:	Vice President & Secretary

Integrated Technologies, Inc.

By:	/s/ Clifford C. Stebe
	Name:	Clifford C. Stebe
	Title:	Secretary

Leonard’s Metal, Inc.

By:	/s/ Clifford C. Stebe
	Name:	Clifford C. Stebe
	Title:	Vice President & Secretary

[Signature Page to Intercreditor Agreement]

LMI Kitting, LLC

By:	/s/ Clifford C. Stebe
	Name:	Clifford C. Stebe
	Title:	Vice President & Secretary

LMI Finishing, Inc.

By:	/s/ Clifford C. Stebe
	Name:	Clifford C. Stebe
	Title:	Vice President, Secretary & Treasurer

Precise Machine Company

By:	/s/ Clifford C. Stebe
	Name:	Clifford C. Stebe
	Title:	Vice President & Secretary

TASS, Inc.

By:	/s/ Clifford C. Stebe
	Name:	Clifford C. Stebe
	Title:	Vice President, Secretary & Treasurer

TASS Asia Pacific (AP) PTY LTD

By:	/s/ Clifford C. Stebe
	Name:	Clifford C. Stebe
	Title:	Authorized Signer

TASS-EU Limited

By:	/s/ Clifford C. Stebe
	Name:	Clifford C. Stebe
	Title:	Authorized Signer

[Signature Page to Intercreditor Agreement]

Tempco Engineering, Inc.

By:	/s/ Clifford C. Stebe
	Name:	Clifford C. Stebe
	Title:	Vice President & Secretary

Valent Aerostructures, LLC

By:	/s/ Clifford C. Stebe
	Name:	Clifford C. Stebe
	Title:	Vice President & Secretary

Valent Aerostructures – Lenexa, LLC

By:	/s/ Clifford C. Stebe
	Name:	Clifford C. Stebe
	Title:	Vice President & Secretary

Valent Aerostructures – Tulsa, LLC

By:	/s/ Clifford C. Stebe
	Name:	Clifford C. Stebe
	Title:	Vice President & Secretary

Ozark Mountain Technologies, LLC

By:	/s/ Clifford C. Stebe
	Name:	Clifford C. Stebe
	Title:	Vice President & Secretary

Valent Aerostructures – Wichita, LLC

By:	/s/ Clifford C. Stebe
	Name:	Clifford C. Stebe
	Title:	Vice President & Secretary

[Signature Page to Intercreditor Agreement]

Valent Aerostructures – St. Louis, Inc.

By:	/s/ Clifford C. Stebe
	Name:	Clifford C. Stebe
	Title:	Vice President & Secretary

Valent Aerostructures – Washington, LLC

By:	/s/ Clifford C. Stebe
	Name:	Clifford C. Stebe
	Title:	Vice President & Secretary

Versaform Corp.

By:	/s/ Clifford C. Stebe
	Name:	Clifford C. Stebe
	Title:	Vice President, Chief Financial Officer & Secretary

[Signature Page to Intercreditor Agreement]